As filed with the Securities and Exchange Commission on May 27, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0475989
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15326 Alton Parkway

Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

STANDARD PACIFIC CORP.

2005 DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Clay A. Halvorsen, Esq.

Executive Vice President, General Counsel and Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

(Name and Address of Agent for Service)

(949) 789-1600

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$100,000,000	100%	$100,000,000(2)	$11,770.00

(1)	The Deferred Compensation Obligations are unsecured obligations of Standard Pacific Corp. to pay deferred compensation in the future in accordance with the terms of the Standard Pacific Corp. 2005 Deferred Compensation Plan.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rules 457(h) and 457(o) under the Securities Act of 1933, as amended.

INTRODUCTION

This registration statement on Form S-8 is filed by Standard Pacific Corp., a Delaware corporation (the “Company”), relating to $100,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Obligations”) in accordance with the Company’s 2005 Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on February 28, 2005;

(2) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 5, 2005; and

(3) The Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 3, 2005, February 24, 2005 and May 11, 2005 (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement, and to be part hereof from the date of the filing of such reports and documents. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Pursuant to the terms of the Plan, the Company provides members of its Board of Directors, its executive officers, and certain highly compensated employees of the Company and its affiliates, the opportunity to elect to defer receipt of a portion of their compensation. To participate in the Plan during any particular year, eligible employees must enroll in the Plan before December 31 of the prior year and elect to defer a minimum of $5,000. Each participant may elect to defer up to a maximum of 90% (or such other percentage as determined by the administrator) of each source of his or her total compensation and has the right to direct how amounts in his or her account will be deemed to be invested. Each participant is fully vested in his or her account at all times.

The Obligations, which are unsecured general obligations of the Company that rank equally with the Company’s other unsecured and unfunded obligations, will be distributed to Plan participant’s in accordance with the terms of the Plan and upon the following circumstances: upon a date selected by the participant, termination of employment, retirement, death or disability, or upon the occurrence of certain hardship circumstances.

The Company may amend the Plan at any time; provided, however, that no such amendment may deprive a participant of a right accrued under the Plan prior to such amendment. The Company may terminate the Plan or its obligation to make further credits to participants’ accounts at any time.

The Plan may be administered by the Board of Directors of the Company or a committee designated by the Board of Directors. The administrator has the power and authority to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan.

Item 5. Interests of Named Experts and Counsel.

Legal matters in connection with the issuance of the securities registered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP. Robert K. Montgomery, a partner of Gibson, Dunn & Crutcher LLP, and members of his family, in the aggregate, hold approximately 10,000 shares of common stock of the Company on the date of this registration statement.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Further subsections of Delaware General Corporation Law Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

(2) any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders;

(3) expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate;

(4) the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and

(5) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Company’s Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the Delaware General Corporation Law, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise.

The Company’s Certificate of Incorporation relieves its directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company.

The Company’s Certificate of Incorporation and bylaws provide that the Company shall indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, by reason of the fact that such person is or was a director of officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

The Company currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 (file no. 33-42293), filed with the Securities and Exchange Commission on August 16, 1991.

4.2	Certificate of Correction of Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on December 17, 1991.

4.3	Form of Certificate of Amendment to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on December 17, 1991.

4.4	Form of Certificate of Merger of the Registrant, incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on December 17, 1991.

4.5	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

4.6	Form of Specimen Stock Certificate, incorporated by reference to Exhibit 28.3 of the Registrant’s Registration Statement on Form S-4 (file no. 33-42293), as filed with the Securities and Exchange Commission on August 16, 1991.

4.7	Amended and Restated Rights Agreement, dated as of July 24, 2003, between the Registrant and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

4.8	Standard Pacific Corp. 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 99.10 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2005).

5.0	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.0 hereto).

24.0	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on May 26, 2005.

STANDARD PACIFIC CORP. a Delaware corporation

By:	/s/ Stephen J. Scarborough
Stephen J. Scarborough
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Stephen J. Scarborough, Andrew H. Parnes and Clay A. Halvorsen, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen J. Scarborough Stephen J. Scarborough	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 26, 2005

/s/ Andrew H. Parnes Andrew H. Parnes	Executive Vice President—Finance, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 26, 2005

/s/ Michael C. Cortney Michael C. Cortney	President and Director	May 26, 2005

/s/ James L. Doti James L. Doti	Director	May 26, 2005

/s/ Ronald R. Foell Ronald R. Foell	Director	May 26, 2005

/s/ Douglas C. Jacobs Douglas C. Jacobs	Director	May 26, 2005

/s/ Larry McNabb Larry McNabb	Director	May 26, 2005

/s/ Frank O’Bryan Frank O’Bryan	Director	May 26, 2005

/s/ Jeffrey V. Peterson Jeffrey V. Peterson	Director	May 26, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 (file no. 33-42293), filed with the Securities and Exchange Commission on August 16, 1991.

4.2	Certificate of Correction of Certificate of Incorporation of the Registrant incorporated, by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on December 17, 1991.

4.3	Form of Certificate of Amendment to Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on December 17, 1991.

4.4	Form of Certificate of Merger of the Registrant, incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on December 17, 1991.

4.5	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

4.6	Form of Specimen Stock Certificate, incorporated by reference to Exhibit 28.3 of the Registrant’s Registration Statement on Form S-4 (file no. 33-42293), as filed with the Securities and Exchange Commission on August 16, 1991.

4.7	Amended and Restated Rights Agreement, dated as of July 24, 2003, between the Registrant and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

4.8	Standard Pacific Corp. 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 99.10 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2005).

5.0	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.0 hereto).

24.0	Power of Attorney (contained on signature page hereto).